Exhibit 99.1

Company/Investor Contact:
Dianne Will
Hemispherx Biopharma, Inc.
518-398-6222
ir@hemispherx.net

Hemispherx Biopharma Enters Into a Strategic Alliance with Armada Health Care
For Alferon N Injection®
….Coincides with Scale-Up of Manufacturing Capacity

Philadelphia, PA, September 6, 2011: Hemispherx Biopharma, Inc. (NYSE Amex: HEB) (the “Company” or “Hemispherx”), announced that the Company has entered into a new agreement with Armada Health Care, LLC (“Armada”) (www.armadahealthcare.com) for the sales/marketing of Alferon N Injection®, its Federal Drug Administration approved natural interferon, in the U.S.  Under this Agreement, the Company will manufacture and supply Alferon N Injection® to physicians and patients through Armada’s national network of specialty pharmacies.  Specialty Distributor, BioRidge Pharma, LLC (”BRP”) will warehouse, ship, and distribute Alferon N Injection® on an exclusive basis for U.S. sales.  Armada will also provide start up and ongoing sales and marketing support to the Company.

Brian Burke, Vice President of Sales and Marketing at Armada, said “We are very pleased to have completed our discussions with Hemispherx and are excited to start preparing for the planned launch of Alferon N Injection®.  As the only natural interferon approved in the U.S., we think Alferon N Injection® has great potential in our market”.

Mr. Wayne Springate, Senior Vice President of Operations for Hemispherx, stated “This agreement with Armada is especially timely.  We are upgrading our manufacturing facility in New Brunswick, New Jersey, to include a high volume, state-of- the-art bioreactor for the manufacture of Alferon N Injection®.  We hope this will allow us to supply greater volumes of product to the market.  We are also establishing an in-house team to support Armada and to establish other sales channels for Alferon N Injection®, educate physicians and patients with the expectation to eventually drive sales in a growing and sustainable manner in the U.S., as well as in Europe, Latin America and Asia where we are actively seeking partners”.

About Armada Health Care (Armada)
Armada has built the nation’s largest specialty pharmacy group contracting organization for comprehensive and cost effective access to the nation’s $100 billion specialty pharmacy industry. Armada offers specialty pharmacy providers, pharma/biotech manufacturers, national health plan payers and wholesale distributors a specialty pharmacy channel management solution through customized patient programs, prescription-data-management services and other unique purchasing agreements on specialty pharmacy products purchased and dispensed within this market.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® (FDA approved for a category of sexually transmitted diseases) and the experimental therapeutics Ampligen® and Alferon® LDO. Ampligen® is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system. Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Hemispherx has patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®). The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information please visit www.hemispherx.net.

Information contained in this news release, other than historical information, should be considered forward-looking and is subject to various risk factors and uncertainties. For instance, the strategies and operations of Hemispherx involve risk of competition, changing market conditions, change in laws and regulations affecting these industries and numerous other factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission. Any specifically referenced investigational drugs and associated technologies of the Company (including Ampligen® and Alferon® LDO) are experimental in nature and as such are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders. The forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. The planning, completion, results or submission of clinical trials do not imply that any study product will ever be approved commercially for the studied or other treatment indications. The scale-up of Alferon N manufacturing could be delayed by various critical steps including those involved in construction, GMP compliance, formulation, packaging and labeling, as well as potential issues related to 3rd party vendors including without limitation various “fill and finish” procedures.